Exhibit 10.2

UNITHOLDER AGREEMENT
BY AND AMONG
SUNOCO LOGISTICS PARTNERS L.P.
AND
ENERGY TRANSFER PARTNERS, L.P.

Dated as of October 8, 2015

UNITHOLDER AGREEMENT
THIS UNITHOLDER AGREEMENT (the "Agreement") is made as of the 8th day of October, 2015 (the "Effective Date"), by and among Energy Transfer Partners, L.P., a Delaware limited partnership ("ETP"), and Sunoco Logistics Partners L.P., a Delaware limited partnership ("SXL"). ETP and SXL are sometimes referred to collectively as the "Parties" and individually as a "Party."
WHEREAS, ETP owns a controlling interest in Sunoco Partners LLC, a Pennsylvania limited liability company, which owns the general partner interest and all of the incentive distribution rights in SXL;
WHEREAS, pursuant to that certain Exchange Agreement dated September 16, 2015 (the "Exchange Agreement") by and among ETP, La Grange Acquisition, L.P. ("La Grange"), SXL and Sunoco Pipeline L.P. ("Sunoco Pipeline"), (i) La Grange will convey a 40% interest in Bakken Holdings Company LLC to Sunoco Pipeline, and (ii) SXL will issue to ETP 9,416,196 newly issued Class B Units representing limited partner interests in SXL (the "Class B Units") and pay certain cash consideration to La Grange;
WHEREAS, in accordance with the terms of the Class B Units set forth in Amendment No. 6 to the Third Amended and Restated Agreement of Limited Partnership of SXL dated the date hereof (the "SXL Partnership Agreement Amendment"), ETP will receive SXL Common Units in exchange for the Class B Units upon the Class B Conversion Date (as defined in the SXL Partnership Agreement Amendment); and
WHEREAS, ETP and SXL are entering into this Agreement to, among other things, set forth certain rights of ETP and SXL with respect to the SXL Common Units to be issued upon conversion of the Class B Units.
NOW, THEREFORE, for and in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows, each intending to be legally bound:
ARTICLE I.
GENERAL
Section 1.01.    Defined Terms.
As used herein:
"Affiliate(s)" has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

"Agreement" is defined in the preamble to this Agreement.
"Bakken Pipeline Project" means the previously announced pipeline system to deliver crude oil from the Bakken/Three Forks production area in North Dakota to the Gulf Coast to be developed by Dakota Access LLC and Energy Transfer Crude Oil Company LLC.
"Call Exercise Date" is defined in Section 2.01 hereof.
"Call Notice" is defined in Section 2.01 hereof.
"Call Purchase Price" is defined in Section 2.01 hereof.
"Call Right" is defined in Section 2.01 hereof.
"Class B Units" is defined in the recitals to this Agreement.
"Effective Date" is defined in the preamble to this Agreement.
"ETP" is defined in the preamble to this Agreement.
"Exchange Agreement" is defined in the recitals to this Agreement.
"Fair Market Value" means the volume-weighted average trading price of SXL Common Units on the New York Stock Exchange for the ten (10) trading days immediately preceding the Put Exercise Date.
"Full In-Service Date" means the date of first Full Service Date, as defined in a transportation service agreement with a shipper on the Bakken Pipeline Project.
"Governmental Authority" means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.
"Laws" means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.
"Parties" and "Party" are defined in the preamble to this Agreement.
"Person" means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
"Put Exercise Date" is defined in Section 2.02 hereof.
"Put Notice" is defined in Section 2.02 hereof.

"Put Purchase Price" is defined in Section 2.02 hereof.
"Securities Act" means the Securities Act of 1933, as amended.
"SXL" is defined in the recitals to this Agreement.
"SXL Common Units" means common units representing limited partner interests in SXL.
"SXL Partnership Agreement Amendment" is defined in the recitals to this Agreement.
Section 1.02.    Interpretations.
In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Section, Article, Annex, subsection and other subdivision refer to the corresponding Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (v) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (vi) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation"; (viii) references to "days" are to calendar days, which means any day of the seven calendar day week; and (ix) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II.
CERTAIN AGREEMENTS
Section 2.01.    SXL Call Right.
For the period beginning on the earlier of (i) the Full In-Service Date of the Bakken Pipeline Project and (ii) January 1, 2017 and ending ten (10) days thereafter, SXL shall have the right (the "Call Right") to call for redemption all of the Class B Units issued to ETP pursuant to the Exchange Agreement, for an amount in cash equal to $300,000,000 (the "Call Purchase Price"), payable on the Call Exercise Date (as defined below) by wire transfer of immediately available funds. If SXL desires to exercise the Call Right pursuant to this Section 2.01, SXL shall deliver to ETP written notice (the "Call Notice") at least five (5) trading days prior to the exercise date and specifying such date (the "Call Exercise Date") on which SXL desires to call the Class B Units, which Call Exercise Date shall be no more than ten (10) trading days following the date of such Call Notice.

Section 2.02. ETP Put Right.
For the period beginning on July 1, 2017 and ending on July 10, 2017, ETP shall have the right to sell (the "Put Right") to SXL all of the Class B Units issued to ETP pursuant to the Exchange Agreement, for an amount in cash equal to the greater of $313,500,000 or the Fair Market Value of such Common Units (the "Put Purchase Price") as of the Put Exercise Date (as defined below). If ETP desires to exercise the Put Right pursuant to this Section 2.02, ETP shall deliver to SXL written notice (the "Put Notice") at least five (5) trading days prior to the exercise date and specifying such date (the "Put Exercise Date") on which ETP desires to effect such sale, which Put Exercise Date shall be no more than ten (10) trading days following the date of such Put Notice. SXL shall use reasonable efforts to pay the Put Purchase Price for such Class B Units by wire transfer of immediately available funds as soon as reasonably practicable following the Put Exercise Date. For the avoidance of doubt, the Class B Units shall not be converted into SXL Common Units pursuant to Section 5.13(e) of the SXL Partnership Agreement Amendment in the event ETP delivers a Put Notice in accordance with this Section 2.02.
ARTICLE III.
MISCELLANEOUS
Section 3.01.    Governing Law.
This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 3.02.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.03.    Amendment.
This Agreement may be amended or modified only by written agreement of ETP and SXL.
Section 3.04.    Waivers of Compliance; Consents.
Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05.    Notices.
Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof and provided further that any notice, demand or communication delivered pursuant to this Section 3.05 shall also be made by facsimile or email, none of which shall constitute notice:
If to ETP, to:
Energy Transfer Partners, L.P.
3738 Oak Lawn
Dallas, TX 75219
Facsimile: (214) 981-0706
Attention: General Counsel

If to SXL, to:
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073
Facsimile: (866) 244-5696
Attention: General Counsel
Section 3.06.    Assignment.
This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.
Section 3.07.    No Third Party Beneficiaries.
This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
Section 3.08.    Entire Agreement.

This Agreement and the Exchange Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
Section 3.09.    Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any Governmental Authority, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (ii) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition or invalidity, (iii) to the extent any such provision is deemed to be invalid, illegal or unenforceable, the Parties agree that such court or arbitrator shall modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (iv) to the extent that the court or arbitrator does not modify such provision, the Parties agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.
Section 3.10.    Representation by Counsel.
Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 3.11.    Facsimiles; Counterparts.
This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
Section 3.12.    Expiration and Termination.
This Agreement and all obligations of each Party hereunder shall terminate and have no further force and effect as of the earliest of (a) the date on which the Class B Units are either (i) called for redemption pursuant to Section 2.01 hereof or (ii) sold to SXL pursuant to Section 2.02 hereof, (b) the Class B Conversion Date, and (c) the mutual written agreement of all Parties hereto.
[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name: Thomas P. Mason
Title: Senior Vice President, General Counsel and Secretary

SUNOCO LOGISTICS PARTNERS L.P.

By:	Sunoco Partners LLC, its general partner
By:	/s/ Kathleen Shea-Ballay
Name: Kathleen Shea-Ballay
Title: Senior Vice President, General Counsel and Corporate Secretary

Signature Page to Unitholder Agreement